Exhibit 10.6

Federal-Mogul 2014 Powertrain Management Incentive Plan (MIP)

Goal:

This Powertrain Management Incentive Plan (this “MIP”) is intended to align the actions of participants with the goals of the Federal-Mogul Corporation (the “Company”) Powertrain segment (“Powertrain”) and reward participants for achieving or exceeding those goals.

Participants:

Individual employees of the Company providing services to Powertrain are eligible for participation in this MIP as follows: (i) employees below the level of Vice President are selected and confirmed by the Company’s Senior Vice President of Human Resources; and (ii) employees at, or above, the level of Vice President are selected and confirmed by Powertrain’s Chief Executive Officer, subject to approval and confirmation by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

Target Bonus:

“Target Bonuses” for purposes of this MIP shall be expressed as a percentage of the applicable employee’s annual base salary rate in effect as of December 31, 2014 (“Annual Base Salary”), which Annual Base Salary is calculated as follows: if the employee is paid by the Company on a monthly basis, the Annual Base Salary shall be equal to an amount that is the product of such monthly payment rate multiplied by 12, and if the employee is paid on an every-other-week basis, the Annual Base Salary shall be equal to an amount that is the product of such every-other-week payment rate multiplied by 26. For the avoidance of doubt, except for the employee’s annual base salary rate described above, in no event shall any other amounts or compensation payments paid or payable to the employee be used for purposes of calculating the Annual Base Salary under this MIP.

No changes may be made to the assigned Target Bonus percentage without the written approval of the Company’s Director of Compensation and Benefits and/or the Company’s Senior Vice President of Human Resources, except that, in the case of any employee at, or above, the level of Vice President, any changes made to the assigned Target Bonus percentage shall be subject to approval and confirmation by the Compensation Committee.

Proration:

Any participant who is not employed with the Company in a MIP-eligible position on or prior to October 1, 2014 shall not be eligible to receive a MIP payment for 2014, except as may otherwise be approved by the Company’s Senior Vice President of Human Resources and, in the case of any employee at or above the level of Vice President, the Compensation Committee. Any participant who is eligible for a MIP payment but who did not serve in a MIP-eligible position during the entire year 2014 will be entitled to a pro-rated MIP-payment based on the amount of time such eligible participant was actively and continuously employed in an eligible position during 2014. If, during 2014, a participant is promoted or demoted from a job with one Target Bonus level to another job with a different Target Bonus level, a participant transfers from one operation to another operation with different performance metrics, or a participant is rehired or takes an approved leave of absence from active employment, a separate computation shall be made to take into account the participant’s time at each level, operation or absence from employment (as applicable), and the sum of the separate computations shall be the participant’s MIP payout.

Communications:

The Business Unit Human Resource Directors and Human Resource Director for Corporate Staffs are responsible for consistency of MIP targets and communication of the MIP plan to participants.

Metrics:

2014 MIP metrics are outlined in Appendix I attached hereto.

Adjustments:

The metrics and their achievement levels are the basis for payout calculations. However, each participant's individual performance and contributions may also be considered and may alter the final payout. In addition, Powertrain’s Chief Executive Officer may reduce the 2014 MIP payment to any Business Unit Operations Vice President/Director, Finance Director or Plant Manager based on his assessment of the results of an audit or series of audits of plants or locations within Powertrain.

It is intended that increases and decreases in participant MIP bonus payouts which result from individual or group performance and contributions shall not result in an increase in the proposed payout of the maximum bonus pool described below. In the event that the MIP bonus payout, otherwise calculated in accordance with this MIP, would exceed the maximum bonus pool, each of the proposed MIP bonus payouts shall be reduced on a pro-rata basis so that the aggregate MIP bonus payouts do not exceed the maximum bonus pool.

MIP Payout Ranges:

The payout range for the 2014 MIP is from 0 to 175% of a participant’s Target Bonus. For example, if an employee’s Target Bonus is 10% of Annual Base Salary, he or she may receive an amount ranging from zero up to 17.5% of Annual Base Salary. Payout percentages are rounded to the nearest whole percent (0.5 and above rounds up and any amount under 0.5 rounds down.)

The Powertrain MIP bonus payment is limited to a maximum of 175% of an individual’s Target Bonus.

Target Achievement Level:

If, for any metric, the achievement level equals 100% of the goal, the payout for that metric will be 100%.

Minimum Metric Achievement Level:

If, for any metric, the achievement level does not equal or exceed 85% of the target, the payout for that metric will be zero. At 85% achievement, the payout for such metric will be 50%.

Maximum Metric Achievement Level:

The maximum level of achievement eligible for a payout is 125% of the target for a metric. At 125% achievement, the MIP payout level is 175% for that metric.

The payout curve between the minimum achievement level and 100% is based on linear interpolation; as is the payout curve between 100% and the maximum achievement level.

Threshold Achievement Requirement:

In the event Powertrain does not achieve at least 85% of its EBITDA target for 2014, the EBITDA metrics for all Powertrain product lines and the Restructuring metric will have zero payout.

Maximum Bonus Pool and Adjustments:

The maximum bonus pool under this MIP will equal the sum of the Target Bonuses for the participants, assuming the payout level for all metrics is equal to 175%.

In no event shall the sum of total payouts under this MIP exceed the maximum bonus pool.

Computation and Payout Timing:

Payments under this MIP will be made only with respect to the Company’s 2014 fiscal year, and only after completion of the annual audit of Federal-Mogul’s 2014 consolidated financial statements and filing of Federal-Mogul’s Form 10-K for the year ending December 31, 2014, but in no event later than March 15, 2015. Management shall provide to the Compensation Committee, by February 1, 2015, the Company’s 2014 unaudited consolidated financial results, other information required to calculate performance against the applicable metrics, management’s calculation of the metric achievement levels against goals and management’s recommendations for MIP payouts consistent with such financial performance and other information. No payout shall be made unless and until the Committee, in its sole and absolute discretion, has approved the final achievement levels and payouts, the completion of the audit of the 2014 consolidated financial statements and filing of the Company’s Form 10-K. MIP participants must be actively employed on the day of payout to be eligible for a payment. In all countries, local tax laws apply, and payments will be reduced by amounts required to be withheld for taxes at the time payments are made. MIP payments will not be considered compensation for purposes of calculating the rights of any participant under any of the Company’s employee benefit plans or programs, unless required by applicable law. MIP payments will be counted as compensation eligible for 401(k) plan contributions to the extent applicable.

Compensation Committee of the Board of Directors:

All incentive plan designs, awards and payouts, if any, are subject to approval of the Compensation Committee. The Compensation Committee has the sole and absolute discretion, after consultation with management of Powertrain, to make adjustments to any of the 2014 MIP metrics set forth in Appendix I.

Discretion:

Powertrain’s Chief Executive Officer may alter, postpone or disallow individual payments as he deems appropriate for any employee (other than himself), within the plan's payout range of zero to 175% of Target, except that, in the case of any employee at, or above, the level of Vice President, prior approval by the Compensation Committee is required. Powertrain’s Chief Executive Officer may make other changes to this MIP with the prior approval of the Compensation Committee.

General Provisions

a) Withholding of Taxes: The Company shall withhold the amount of taxes which, in the determination of the Company, is required to be withheld under applicable law with respect to any amount due or paid under this MIP. All amounts payable under this MIP are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and this MIP and all bonus awards made hereunder shall be construed in a manner consistent with such intent.

b) Expenses: The Company is responsible for all expenses and costs incurred in connection with the adoption and administration of this MIP.

c) Active Employment: Active employment means actively engaged in the employ of the Company (or its subsidiaries) with respect to Powertrain. Employees who are subject to severance notice period or on “garden leave” status pending termination are not considered to be in active employment.

d) Voluntary Termination: Unless Powertrain’s Chief Executive Officer exercises discretion in accordance with the “Discretion” provision above, in the event a participant elects to terminate employment for any reason or elects to retire from the Company, in each case, before payment under this MIP is made, all rights with respect to such participant under this MIP shall cease and be immediately forfeited, and no benefits shall vest or be accrued or due under this MIP for such participant.

e) Involuntary Termination: If a participant is involuntarily terminated for reasons other than “for cause”, dies or becomes permanently disabled prior to the payout date, Powertrain’s Chief Executive Officer may determine, in his sole discretion, whether such participant (or if termination is due to death, such participant’s legal representatives) may be paid a prorated portion of his/her calculated bonus under this MIP; provided, that, in the case of any employee at or above the level of Vice President, any such pro-rated payment shall require the prior approval of the Compensation Committee. The pro-ration will be calculated based on the formula (x times an amount that is the product of the participant’s Target Bonus times the final calculated payout percentage for such participant) where x equals a fraction where the numerator is the number of calendar days the employee is employed in 2014 and the denominator is 365. Any such payment will be made at the same time and in the same manner active participants are paid. In the event any such termination is made by the Company for reasons other than “for cause,” payment of any such prorated MIP bonus payment shall be subject to the employee signing and not revoking the Federal-Mogul Corporation severance plan agreement and release within 30 days of such termination.

f) No Continued Employment: Neither the establishment of this MIP, participation in this MIP, nor any payment hereunder shall be deemed to constitute an express or implied contract of employment of any participant for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

g) Other Plans: Nothing contained herein shall limit the Company’s power to make regular or discretionary payments to its employees, whether or not they are participants in this MIP. Notwithstanding anything herein to the contrary, no payment shall be made under this MIP to any participant if and to the extent that such payment, whether alone or when taken together with other payments from the Company to such participant, would result in such participant receiving compensation from the Company in excess of any compensation limit contained in any written employment agreement between the Company and such participant.

h) Non-Assignability: No rights of the participants under this MIP shall be transferable or assignable, either voluntarily or involuntarily by way of encumbrance, pledge, attachment, levy or charge of any nature (except as may be required by local, state, or federal law).

Nothing in this MIP shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of an award hereunder. No participant, beneficiary or other person shall have any right, title or interest in any amount awarded under this MIP prior to the payment of such award to him or her. Any rights of a participant (or any person claiming through the participant) under this MIP shall be solely those of an unsecured general creditor of the Company. The validity, interpretation, construction and performance of this MIP shall be governed by the laws of the State of Michigan without giving effect to the conflicts of laws principles thereof.